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                                                                    EXHIBIT 99.1

                                               SPECIAL METALS CORPORATION
                                               3200 Riverside Dr.
                                               Huntington, WV 25705-1771 U.S.A.
                                               304.526.5100 Fax: 304.526.5438
                                               www.specialmetals.com


FOR MORE INFORMATION CONTACT:

Investment Community & Financial Media              Local/Regional News Media:
--------------------------------------              --------------------------
Dennis L. Wanlass                                   Tracy D. Hutson
Vice President and Chief Financial                  Manager, Corporate
Officer                                             Communications
(304) 526-5300                                      (304) 526-5628


                  SPECIAL METALS AND BANK GROUP AGREE ON WAIVER

         HUNTINGTON, W.V. - July 1, 2002 - Special Metals Corporation (OTC:
SMCXQ) announced today that the Company did not meet a sales revenue covenant contained in its Postpetition Credit Agreement but has obtained the agreement of its bank group to waive the technical default. The Company's revenue for the period from April 1, 2002 through May 31, 2002 was $96.282 million, which was $936 thousand less than the amount required by the terms of the credit agreement for the period. Special Metals met the five remaining financial covenants for the month of May. The waiver provided by the bank group is unopposed by the Creditors' Committee and is subject to court approval which is expected to occur promptly.

         The Company has substantial cash resources and, other than obtaining a letter of credit in the amount of $225,000, has not drawn on its availability under the $60 million postpetition revolving credit facility. In addition, the Company does not anticipate a need in the near term to access the credit facility. T. Grant John, Special Metals' President said, "The Company is currently generating sufficient cash from operations and the use of cash collateral to support our businesses in the ordinary course. We are pleased by the continued support of our lenders, as well as our customers, suppliers, and employees, as we work through the reorganization process."

         Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical

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processing, and oil exploration. Through its 10 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the Company's markets including the aerospace industry, pricing of raw materials, future global economic and financial market conditions, global productive capacity, demand for the Company's products, competitive products, the general effect of the Company's bankruptcy filing on its vendors, customers and other aspects of its business operations, the Company's possible inability to effect a plan of reorganization, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

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